UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Inno Holdings Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

Inno Holdings Inc.

2465 Farm Market 359 South,

Brookshire, TX 77423

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

BY HOLDERS OF A MAJORITY OF THE AGGREGATE VOTING POWER

OF ALL OUTSTANDING SHARES OF COMMON STOCK OF INNO HOLDINGS INC.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

To the Stockholders of Inno Holdings Inc.:

This notice and the accompanying Information Statement are being furnished to the stockholders of record, as of the close of business on September 20, 2024 (the “Record Date”), of common stock, no par value (“Common Stock”) of Inno Holdings Inc., a Texas corporation (“we,” “our” or the “Company”).

The accompanying Information Statement is being furnished to inform you of action taken by written consent on September 6, 2024 (the “Written Consent”), by the holders of a majority of the voting power of the Company’s issued and outstanding Common Stock entitled to vote thereon (the “Consenting Stockholders”), approving an amendment to the Company’s Certificate of Formation (the “Certificate of Formation”), as amended from time to time, to effect a reverse stock split of the Company’s Common Stock by a ratio of 1-for-10 with such action to be effected at such time and date as determined by the Board of Directors (the “Board”) on or prior to October 31, 2024 (the “Reverse Stock Split”).

As of the close of business on the Record Date, the Consenting Stockholders together owned an aggregate of 16,851,578 shares of Common Stock representing approximately 81% of the voting power of the Company’s issued and outstanding Common Stock, on a combined basis.

The purpose of this notice and the accompanying Information Statement is to (1) inform the Company’s stockholders of the action described above before it takes effect in accordance with Rule 14c-2 and Rule 14a-16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (2) provide the notice required pursuant to Section 6.202(d) of the Texas Business Organizations Code (the “TBOC”). In accordance with Rule 14c-2 under the Exchange Act, the actions described herein will become effective no earlier than the 20th calendar day after the date on which the Information Statement has been provided to the Company’s stockholders. This notice and the accompanying Information Statement are being mailed on or about September 25, 2024, to the Company’s stockholders of record as of the Record Date.

The Written Consent that we have received approving the actions described herein constitutes the only stockholder approval required under TBOC, the Certificate of Formation, and the bylaws of the Company (the “Bylaws”). Accordingly, the Reverse Stock Split will not be submitted to the other stockholders of the Company for a vote. The Board is not soliciting your proxy or consent in connection with the Reverse Stock Split and no proxies or consents are being requested from stockholders. Any proxies or consents provided will be disregarded and have no effect.

THE INFORMATION STATEMENT IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THE INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THE INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors of Inno Holdings Inc.

/s/ Ying Liu
Chair
Brookshire, Texas
Dated: September 20, 2024

Inno Holdings Inc.

2465 Farm Market 359 South,

Brookshire, TX 77423

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

ABOUT THIS INFORMATION STATEMENT

General

This Information Statement is being furnished by Inno Holdings Inc., a Texas corporation (“we,” “our” or the “Company”), in connection with action taken by written consent on September 6, 2024 (the “Written Consent”), by the holders of a majority of the voting power of the Company’s issued and outstanding common stock, no par value (the “Common Stock”), entitled to vote thereon (the “Consenting Stockholders”), approving an amendment (the “Amendment”) to the Company’s Certificate of Formation (the “Certificate of Formation”), as amended from time to time, to effect a reverse stock split of the Company’s Common Stock by a ratio of 1-for-10 and with such action to be effected at such time and date as determined by the Board of Directors (the “Board”) on or prior to October 31, 2024 (the “Reverse Stock Split”).

On September 6, 2024, the Consenting Stockholders, who together owned, as of the close of business on September 20, 2024 (the “Record Date”), an aggregate of 16,851,578 shares of Common Stock representing approximately 81% of the voting power of the Company’s issued and outstanding Common Stock, on a combined basis, executed and delivered to the Company the Written Consent approving the Amendment to effect the Reverse Stock Split.

The form of Amendment is attached to this Information Statement as Appendix A.

The purpose of this notice and the accompanying Information Statement is to (1) inform the Company’s stockholders of the action described above before it takes effect in accordance with Rule 14c-2 and Rule 14a-16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (2) provide the notice required pursuant to Section 6.202(d) of the Texas Business Organizations Code (the “TBOC”). In accordance with Rule 14c-2 under the Exchange Act, the actions described herein will become effective no earlier than the 20th calendar day after the date on which the Information Statement has been provided to the Company’s stockholders. This notice and the accompanying Information Statement are being mailed on or about September 25, 2024, to the Company’s stockholders of record as of the Record Date.

Vote Required

As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of at least a majority of the voting power of the Company’s issued and outstanding Common Stock entitled to vote thereon, we are not seeking any consent, authorization or proxy from you.

The action being taken in the Stockholder Consent without a meeting of stockholders is authorized by Section 6.202 of the TBOC and Article VI of the Certificate of Formation provide that any action required or permitted to be taken by the stockholders of the Company may be effected by the consent in writing of the holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to the Certificate of Formation, approval of the Reverse Stock Split requires the vote of a majority of the votes cast of the issued and outstanding shares of Common Stock present in person or represented by proxy at the meeting and voting affirmatively or negatively on such matter.

Pursuant to the Certificate of Formation, holders of the Company’s Common Stock are entitled to one vote per share Common Stock. As of the close of business on the Record Date, 20,801,726, shares of Common Stock were issued and outstanding. As of the close of business on the Record Date, the Consenting Stockholders together owned an aggregate of 16,851,578 shares of Common Stock, representing approximately 81% of the voting power of the Company’s issued and outstanding Common Stock. Accordingly, the Written Consent executed and delivered to the Company by the Consenting Stockholders pursuant to Section 6.202 of the TBOC, Article VI of the Certificate of Formation, and Article X of the Certificate of Formation is sufficient to approve the Reverse Stock Split without any further stockholder vote or other action.

No Dissenter’s Rights of Appraisal

None of the TBOC, the Certificate of Formation or the Bylaws provides for dissenters’ rights of appraisal in connection with the Reverse Stock Split.

Expenses

We will bear all expenses in connection with the distribution of this Information Statement.

AMENDMENT TO THE CERTIFICATE OF FORMATION TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK

On August 23, 2024, the Board approved, and recommended that the stockholders of the Company entitled to vote thereon, approve, via written consent, the Amendment to the Certificate of Formation to effect a reverse stock split of the issued and outstanding Common Stock by a ratio of 1-for-10. On September 6, 2024, the Consenting Stockholders (i.e., the holders of a majority of the voting power of the Company’s issued and outstanding Common Stock entitled to vote thereon) approved the Reverse Stock Split by means of the Written Consent.

The Reverse Stock Split ratio will be used to effect a reverse stock split of all issued and outstanding Common Stock; accordingly, all stockholders will be affected by the Reverse Stock Split uniformly. The Reverse Stock Split will not change the number of authorized shares of Common Stock, the terms of the Company’s Common Stock or the relative voting power of the Company’s stockholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of the Company’s common stock will materially increase and will be available for reissuance by the Company.

The Board has the authority, but not the obligation, to elect, in its sole discretion, without further action on the part of its stockholders and as it determines to be in the Company’s and its stockholders’ best interest, to effect the Reverse Stock Split. The Consenting Stockholders believe that enabling the Board to decide whether and when to effect the Reverse Stock Split without further action by the Company’s stockholders will provide the Company with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for its stockholders. In making these decisions, the Board may consider, among other things, factors such as:

●	the continued listing requirements of the Nasdaq Capital Market (“Nasdaq”), including the requirement that, subject to limited exceptions, listed companies maintain a minimum bid price of at least $1.00;
●	the number of outstanding shares of the Company’s Common Stock;
●	the historical trading price and trading volume of the Common Stock;
●	the then-prevailing trading price and trading volume of the Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for the Common Stock;
●	the anticipated impact of a particular ratio on the Company’s ability to reduce administrative and transactional costs; and
●	prevailing general market and economic conditions.

If the Board determines to effect the Reverse Stock Split, the Company will file the Amendment with the Secretary of State of the State of Texas. The effective time of the Reverse Stock Split (the “Effective Time”), if effected, will be the date and time on which the Amendment is filed with the Secretary of State of the State of Texas (subject to any specific future time and date of effectiveness stated therein) in accordance with Section 4.002 of the TBOC, but in no case will the Effective Time be earlier than the 20th calendar day after the date on which this Information Statement has been provided to the Company’s stockholders.

This description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, which is attached as Appendix A to this Information Statement and incorporated herein by reference. You are strongly encouraged to read the actual text of the Amendment. The proposed Amendment is subject to revision for such changes as may be required by the TBOC and any other changes consistent with the approved terms of the Reverse Stock Split, as approved by the Board and the Consenting Stockholders, that the Company may deem necessary or appropriate.

If the Reverse Stock Split is effected by the Board, 10 shares of issued and outstanding Common Stock, as determined by the Board, will be combined into one share of Common Stock. No fractional shares will be issued in the Reverse Stock Split. Accordingly, any fractional share of Common Stock to which a holder is entitled resulting from the Reverse Stock Split will be rounded up to the nearest whole share of Common Stock. See the section below titled “Fractional Shares” for more information.

Whether or not the Amendment is filed and the exact timing of the filing of the Amendment that will effect the Reverse Stock Split will be determined by the Board in its sole discretion. At any time prior to the effectiveness of the filing of the Amendment with the Texas Secretary of State, notwithstanding authorization of the Amendment by the Company’s stockholders, the Board may abandon the Amendment without further action by the Company’s stockholders. If the Board does not effect the Reverse Stock Split prior to October 31, 2024, the Board will abandon the Reverse Stock Split.

Reasons for the Reverse Stock Split

Nasdaq Listing Requirements

The Company believes the Reverse Stock Split is in the Company’s and its stockholders’ best interest, primarily because it may increase the per share trading price of the Common Stock and enable continued listing on Nasdaq under the symbol “INHD.”

As previously disclosed, on April 12, 2024, the Company received notice from Nasdaq that the Company was not in compliance with the continued listing standard set forth in Nasdaq Rule 5550(a)(2) because the closing bid price of the Company’s Common Stock was below $1.00 per share for 30 consecutive business days and that the Company had 180 calendar days to regain compliance with Nasdaq’s minimum bid price requirement (the “Minimum Bid Requirement”). Failure to regain compliance could result in delisting. Any delisting may cause the Common Stock to be subject to “penny stock” regulations promulgated by the Securities and Exchange Commission (the “SEC”). Under such regulations, broker-dealers would be required to, among other things, comply with disclosure and special suitability determinations prior to the sale of shares of Common Stock. If the Common Stock becomes subject to these regulations, the market price of the Common Stock and the liquidity thereof would be materially and adversely affected. Absent other factors, the Company believes that reducing the number of outstanding shares of Common Stock is a potentially effective means to increase the per share market price of the Common Stock.

If the Common Stock is delisted from Nasdaq, the Company believes that the Common Stock would likely be eligible to be quoted over the counter on an inter-dealer electronic quotation and trading system operated by OTC Markets Group. These markets are generally considered not to be as efficient as, and not as broad as, Nasdaq. Selling shares of Common Stock on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event the Common Stock is delisted, broker-dealers would have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in the Common Stock, further limiting the liquidity of the Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for the Common Stock.

A delisting from Nasdaq and continued or further declines in the price of the Common Stock could also greatly impair the Company’s ability to raise or access additional necessary capital through equity or debt financing, or use shares for business development or other corporate initiatives, and could significantly increase the ownership dilution to stockholders caused by the issuance of equity in financing or other transactions.

The Board believes that the proposed Reverse Stock Split would be a potentially effective means for the Company to facilitate compliance with the Minimum Bid Requirement and to avoid the consequences of the Common Stock being delisted from Nasdaq by producing the immediate effect of increasing the bid price of the Common Stock.

General Investment Considerations

Additionally, the Company believes that the Reverse Stock Split, if effected, could make the Common Stock more attractive to a broader range of institutional and other investors, as the Company has been advised that the current market price of the Common Stock may affect its acceptability to certain institutional investors and other members of the investing public. In particular, many brokerage houses, institutional investors and investment funds have internal policies and practices that may prohibit them from investing in low-priced stocks or discourage individual brokers from recommending low-priced stocks to their customers. Moreover, because brokers’ commissions on low-priced stocks generally represent a relatively high percentage of the stock price, transaction costs would represent a higher percentage of total share value, which could result in decreased trading volume and increased volatility in the trading price of the Common Stock. The Company believes that the Reverse Stock Split could make the Common Stock a more attractive and cost-effective investment for many investors, which could enhance the liquidity of the Common Stock.

Risks and Potential Disadvantages Associated with a Reverse Stock Split

The Board believes that the Reverse Stock Split is a potentially effective means to increase the per share market price of the Common Stock and thus enable compliance with Nasdaq’s Minimum Bid Requirement. However, there are a number of risks and potential disadvantages associated with a reverse stock split, including the following:

●	The Board cannot predict the effect of a reverse stock split upon the market price for the Common Stock, and the success of similar reverse stock splits for companies in like circumstances has varied. Some investors may have a negative view of a reverse stock split. Recently, the market price of the Common Stock has declined substantially, and the equity markets have experienced and continue to experience substantial volatility due to, among other factors, volatility in the financial sector and the wars in Ukraine and Israel. The principal purpose of the Reverse Stock Split would be to increase the trading price of the Common Stock to meet the Minimum Bid Requirement. However, the effect of the Reverse Stock Split, if effected, on the market price of the Common Stock cannot be predicted with any certainty, and the Company cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. Even if the Reverse Stock Split has a positive effect on the market price for the Common Stock, performance of the Company’s business and financial results, general economic conditions and the market perception of the Company’s business, and other adverse factors which may not be in the Company’s control, could lead to a decrease in the price of the Common Stock following the Reverse Stock Split.
●	Although the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per-share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines of brokerage houses, institutional investors or investment funds. Further, other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business, may adversely affect the interest of new investors in the Common Stock. As a result, the trading liquidity of the Common Stock may not improve as a result of the Reverse Stock Split and there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above.
●	Even if the Reverse Stock Split does result in an increased market price per share of the Common Stock, the market price per share following such Reverse Stock Split may not increase in proportion to the reduction of the number of shares of Common Stock outstanding before the implementation of the Reverse Stock Split. Accordingly, even with an increased market price per share, the total market capitalization of the shares of Common Stock after the Reverse Stock Split could be lower than the total market capitalization before the Reverse Stock Split. Also, even if there is an initial increase in the market price per share of the Common Stock after the Reverse Stock Split, the market price may not remain at that level due to factors described in this Information Statement or other factors, including the risks described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, as updated in reports the Company subsequently files with the SEC.

●	If the Reverse Stock Split is effected and the market price of the Common Stock then declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split due to decreased liquidity in the market for the Common Stock. Accordingly, the total market capitalization of the Common Stock following the Reverse Stock Split could be lower than the total market capitalization before the Reverse Stock Split.

Effects of the Reverse Stock Split

The principal result of the Reverse Stock Split will be to decrease proportionately the number of outstanding shares of Common Stock. The Common Stock is currently registered under Section 12 of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Reverse Stock Split would not affect the registration of the Common Stock under the Exchange Act. Following the Reverse Stock Split, if the Company meets the Minimum Bid Requirement it is expected that the Common Stock would continue to be listed on Nasdaq under the symbol “INHD.” Following the Reverse Stock Split, the Common Stock would have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify equity securities. Stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

The Reverse Stock Split would affect all holders of the Company’s common stock uniformly and would not affect any stockholder’s percentage ownership interest or proportionate voting power in the Company, except that, as described below in the section titled “Fractional Shares,” any fractional share of common stock to which a holder is entitled as a result of the Reverse Stock Split would be rounded up to the nearest whole share of common stock.

If effected, the Reverse Stock Split may result in some stockholders owning “odd lots” of fewer than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Following the Reverse Stock Split 10 shares of existing Common Stock would be combined into one new share of Common Stock,. As of September 6, 2024, the number of outstanding shares of Common Stock is 20,801,726, following the Reverse Stock Split, the Company would have approximately 2,080,173 shares of Common Stock issued and outstanding.

Although the Reverse Stock Split will not have any dilutive effect on the Company’s stockholders, since the Reverse Stock Split will not change the number of authorized shares of Common Stock, it would reduce the proportion of shares owned by the Company’s existing stockholders relative to the number of shares authorized for issuance, giving the Board an effective increase in the authorized shares available for issuance, in its discretion. The Board from time to time may deem it to be in the best interest of the Company and its stockholders to enter into transactions and other ventures that may include the issuance of shares of Common Stock. If the Board authorizes the issuance of additional shares subsequent to the Reverse Stock Split, the dilution to the ownership interest of the Company’s existing stockholders may be greater than would occur had the Reverse Stock Split not been effected. Many stock issuances not involving equity compensation do not require stockholder approval, and the Board generally seeks approval of its stockholders in connection with a proposed issuance only if required at that time.

The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Exchange Act. The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect.

Fractional Shares

No fractional shares will be issued in the Reverse Stock Split. If the Reverse Stock Split is effected, each fractional Common Stock, respectively. Accordingly, stockholders of the Company who otherwise would be entitled to receive a fractional share of Common Stock in the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will instead automatically be entitled to receive one whole additional share Common Stock, as applicable. Because any fractional shares will be rounded up to the next nearest whole share, any reverse stock split is not expected to affect the number of holders of the Company’s Common Stock.

Potential Anti-takeover Effects of the Reverse Stock Split

Although the Reverse Stock Split has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that the Reverse Stock Split will have the effect of increasing the number of authorized but unissued shares Common Stock following the Reverse Stock Split, and thus could facilitate future attempts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect the Company’s business or the trading price of the Common Stock.

Effect of the Reverse Stock Split on Equity Incentive Plans, Options, and Warrants.

Based upon the reverse stock split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, and warrants entitling the holders to purchase, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options or warrants, and approximately the same value of shares of Common Stock being delivered upon such exercise, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based upon the reverse stock split ratio determined by the Board, subject to rounding for fractional shares, in accordance with the terms of the applicable equity incentive plan, stock option grant or warrant, as the case may be.

Accounting Matters

Pursuant to the Reverse Stock Split, the par value of our Common Stock each will remain the same. As a result of the Reverse Stock Split, upon the effectiveness of the Amendment, the stated capital on the Company’s balance sheet attributable to the Common Stock, respectively, will be unchanged. The Company’s stockholders’ equity, in the aggregate, will remain unchanged.

Also, if the Reverse Stock Split is effected, reported per share net income or loss would be higher because there will be fewer shares of the Company’s Common Stock outstanding. The Reverse Stock Split would be reflected retroactively for all periods presented in the Company’s financial statements. The Company does not anticipate that any other material accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, would arise as a result of the Reverse Stock Split.

Procedures

The Reverse Stock Split, if effected, would become effective upon the filing of the Amendment with the Secretary of State of the State of Texas. Following are descriptions of how the Reverse Stock Split would be effected for beneficial holders, registered book entry holders, and certificated holders.

Beneficial Holders of Common Stock

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker or other agent in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers and other agents would be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of Common Stock in street name. However, these banks, brokers and other agents may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of Common Stock with a bank, broker other agent and who have any questions in this regard are strongly encouraged to contact their banks, brokers or other agents for more information.

Registered “Book-Entry” Holders of Common Stock

Certain registered holders of Common Stock may hold some or all their shares electronically in book-entry form with Vstock Transfer, LLC (“Vstock”), the Company’s transfer agent. If the Reverse Stock Split is effected, stockholders who hold shares electronically in book-entry form with Vstock will not need to take action to receive whole shares of post-Reverse Stock Split common stock as the exchange will be automatic.

Holders of Certificated Shares of Common Stock

If the Reverse Stock Split is effected, stockholders holding shares of Common Stock in certificated form would be sent instructions by Vstock after the effective time of the Amendment indicating how a stockholder should surrender their certificate(s) representing shares of Common Stock (the “Old Certificates”) to Vstock in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock, as applicable (the “New Certificates”). No New Certificates would be issued to a stockholder until such stockholder has surrendered all Old Certificates to Vstock in accordance with its instructions. No stockholder would be required to pay a transfer or other fee to exchange their Old Certificates. Stockholders would then receive one or more New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, the Company would deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, would automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on it, the New Certificate would be issued with the same restrictive legend that is on the Old Certificate. If the Reverse Stock Split is effected, the Company expects that Vstock would act as the exchange agent for purposes of implementing the exchange of stock certificates. No service charges would be payable by holders of shares of Common Stock in connection with the exchange of certificates. The Company would bear all such expenses.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S). STOCKHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) FOR EXCHANGE UNLESS AND UNTIL REQUESTED TO DO SO, AND THEN STOCK CERTIFICATES SHOULD BE SUBMITTED ONLY IN THE MANNER INSTRUCTED. STOCK CERTIFICATES SHOULD NOT BE SUBMITTED DIRECTLY TO THE COMPANY.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes, as of the date of this Information Statement, certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock. This summary addresses the tax consequences only to a U.S. holder, which is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Information Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

This summary does not address all of the tax consequences that may be relevant to any particular U.S. holder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging transaction,” “conversion transaction” or other integrated investment transaction for federal income tax purposes or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary does not address backup withholding and information reporting. This summary does not address U.S. holders who beneficially own Common Stock through a “foreign financial institution” (as defined in Code Section 1471(d)(4)) or certain other non-U.S. entities specified in Code Section 1472. This summary does not address tax considerations arising under any state, local or foreign laws, or under federal estate or gift tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

Each U.S. holder should consult his, her or its own tax advisors concerning the particular U.S. federal tax consequences of the Reverse Stock Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any foreign, state, or local income tax consequences.

General Tax Treatment of the Reverse Stock Split

If the Reverse Stock Split is effected, it is intended to qualify as a “reorganization” under Section 368 of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a reorganization, a U.S. holder generally is not expected to recognize gain or loss upon the exchange of our Common Stock for a lesser number of shares of Common Stock, based upon the Reverse Stock Split ratio. A U.S. holder’s aggregate tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split should equal such U.S. holder’s aggregate tax basis in the shares of our Common Stock that such U.S. holder owned immediately prior to the Reverse Stock Split. The holding period for the shares of Common Stock received pursuant to the Reverse Stock Split should include the period during which a U.S. holder held the shares of our Common Stock that were surrendered in the Reverse Stock Split. The United States Treasury regulations provide detailed rules for allocating the tax basis and holding period of the shares of our Common Stock surrendered to the shares of our Common Stock received pursuant to the Reverse Stock Split. U.S. holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT CONSTITUTE A TAX OPINION. EACH U.S. HOLDER OF SHARES OF OUR COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of September 6, 2024, unless otherwise noted below for the following:

●	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Common Stock;
●	each of our named executive officers;
●	each of our directors; and
●	all our executive officers, and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

The beneficial ownership of voting securities of the Company is based on 20,801,726 shares of the Company’s Common Stock, respectively, issued and outstanding as of September 6, 2024.

Name of Beneficial Owner(1)	Shares	% of Shares
Directors and Executive Officers
Tianwei Li	-	*
Dr. Li (Alice) Gong	-	*
Ying Liu	-	*
Hongbo Li	-	*
Tao Tu	-	*
Chen Sung	-	*
All directors and executive officers as a group (6 individuals)	-	*

5% Stockholders
Zfounder Organization Inc.(2)(3)	8,998,958	43.26%
West Lake Club Inc. (4)(5)	6,400,000	30.77%
Next Level Market Fund Inc.(6)(7)	1,452,620	6.98%
All 5% Stockholders as a group	16,851,578	81.011%

(1)	Unless otherwise indicated the business address of each of the individuals is 2465 Farm Market 359 South, Brookshire, TX 77423.
(2)	The business address for Zfounder Organization Inc. is 8600 180th Ave N., Loxahatchee, FL 33470.
(3)	Beneficially owned by Wen Hua.
(4)	The business address for West Lake Club Inc. is 14738 SW 23rd St., Miami, FL 33185.
(5)	Beneficially owned by Jia Zhang.
(6)	The business address for Next Level Market Fund Inc. is 14738 SW 23rd St., Miami, FL 33185.
(7)	Beneficially owned by Lujiao Xianyu.

HOUSEHOLDING

The SEC has adopted rules that permit companies to deliver a single copy of stockholder materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this Information Statement to you if requested by (i) mailing a request to Attn: Investor Relations, 2465 Farm Market 359 South, Brookshire, TX 77423 or (ii) calling (909) 978-7765. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF FORMATION

OF

Inno holdings inc.

Certificate of Amendment

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code (the “TBOC”), Inno Holdings Inc., a Texas corporation (the “Corporation”), hereby adopts the following Certificate of Amendment to its Certificate of Formation:

FIRST:

The name of the filing entity is Inno Holdings Inc.

The file number issued to the Corporation by the Secretary of State of the State of Texas is 804231040.

The date of formation of the Corporation is 09/08/2021.

SECOND:

This Certificate of Amendment amends Article 5 of the Certificate of Formation and any amendments thereto, to affect a one (1) for ten (10) reverse stock split of all the Corporation’s issued and outstanding Common Stock, no par value (the “Common Stock”), whereby, automatically upon the filing and Effective date (defined below) of this Certificate of Amendment pursuant to the TBOC, each ten (10) issued and outstanding shares of Common Stock shall automatically be changed into one (1) validly issued, fully paid and non-assessable share of Common stock.

The Certificate of Formation is hereby amended by replacing Article 5 in its entirety as follows:

“Upon the filing and effectiveness of this Certificate of Amendment, dated as of Effective Date, to the Certificate of Formation becoming effective pursuant to the Texas Business Organizations Code of the State of Texas, all of the Corporation’s issued and outstanding share of Common Stock shall be changed into new validly issued, fully paid and non-assessable shares of Common Stock, on the basis of one (1) new share of Common Stock for each ten (10) shares of Common Stock issued and outstanding as of the record date of selected for such change, without a corresponding decrease to the number of authorized shares of Common Stock; provided, however, that no fractional shares of Common Stock shall be issued pursuant to such change. Each stockholder who otherwise would be entitled to a fractional share as a result of such change shall have only a right to receive, in lieu thereof, a whole new share of Common Stock at no additional cost. The Corporation’s stated capital shall be reduced by an amount equal to the aggregated par value of the shares of Common Stock issued prior to the Effective Date of this Certificate Amendment, which, as a result of the reverse stock split provided herein, are no longer issued shares of Common Stock. The Corporation shall have the authority to issue Two Hundred Million (200,000,000) shares of Common Stock.”

THIRD:

This Certificate of Amendment to the Restated Certificate has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Corporation.

FOURTH:

This Certificate of Amendment shall become effective on [●], 2024 at 12:01am, Central Time (the “Effective Date”).

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Dated:	[●], 2024

By:
Tianwei Li
CEO, CFO and Director